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                                                                   EXHIBIT 3.1.1

                             CERTIFICATE OF MERGER
                                      OF
                        SOUTHERN ACCEPTANCE CORPORATION
                                      AND
                            EFFICIENCY LODGE, INC.

                       Pursuant to Section 14-2-1105 of
                     the Georgia Business Corporation Code

     Southern Acceptance Corporation, a Georgia corporation, hereby certifies that:

     1. The names and states of incorporation of the constituent corporations participating in the merger certified herein are (a) Southern Acceptance Corporation, a Georgia corporation, and (b) Efficiency Lodge, Inc., a Georgia corporation.

     2. The surviving corporation is Southern Acceptance Corporation, which will continue its existence as said surviving corporation under the name "Efficiency Lodge, Inc.," upon the effective date of said merger, pursuant to the provisions of the Georgia Business Corporation Code.

     3. The Articles of Incorporation of Southern Acceptance Corporation are to be amended and changed, by reason of the merger herein certified, by striking out Article I thereof, relating to the name of said surviving corporation, and inserting in lieu thereof the following Article I:

                                      "I.

               The name of the Corporation is:  Efficiency Lodge, Inc."

     4. The executed agreement and plan of merger of Southern Acceptance Corporation and Efficiency Lodge, Inc. (the "Plan of Merger") is on file at the principal place of business of Southern Acceptance Corporation at the following address: 928 Bankhead Highway, Mableton, Georgia.

     5. A copy of the Plan of Merger will be furnished by Southern Acceptance Corporation, on request and without cost, to any shareholder of either Southern Acceptance Corporation or Efficiency Lodge, Inc.

     6. The Plan of Merger was duly approved by the shareholders of each of the constituent corporations participating in the merger.

     7. Pursuant to Section 14-2-1006.1 of the Georgia Business Corporation Code, the undersigned hereby certifies that a request for publication of a notice of change of corporate name and payment therefor have been made as required by Section 14-2-1006.1(b) of the Georgia Business Corporation Code.

     8. Pursuant to Section 14-2-1105.1(a) of the Georgia Business Corporation Code, the undersigned hereby certifies that a request for publication of a notice of filing these Articles of Merger and payment therefor have been made as required by Section 14-2-1105.1(b) of the Georgia Business Corporation Code.
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     9.   The merger contemplated by the Plan of Merger shall become effective on December 31, 1996.


     Dated this 31st day of December, 1996.



                              SOUTHERN ACCEPTANCE CORPORATION

(CORPORATE SEAL)
                              By: /s/ J. A. Cochran
                                  ______________________________________
                                  J. A. Cochran, President